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                                                                    Exhibit 99.1

[LAMSON & SESSIONS LOGO]


25701 Science Park Drive
Cleveland, Ohio  44122


FOR IMMEDIATE RELEASE

LAMSON & SESSIONS TO ACQUIRE FIBER-OPTIC CONDUIT MANUFACTURER FOR $52 MILLION

     - ACCELERATES PUSH INTO HIGH-GROWTH TELECOM MARKET

     - BROADENS PRODUCT OFFERING AND MANUFACTURING CAPACITY


         CLEVELAND, Ohio - August 21, 2000 - Lamson & Sessions (NYSE:LMS) has signed a definitive agreement to purchase, for nearly $52 million in cash, all of the stock of Pyramid Industries, Inc., a privately-owned manufacturer of custom fiber optic conduit systems headquartered in Erie, Pennsylvania. The Company will use a portion of its newly completed bank credit agreement to acquire Pyramid. The transaction is expected to close within 30 days, following customary regulatory reviews, including the Hart-Scott-Rodino Act.

         "Pyramid is an excellent fit with our Carlon business segment, which is an industry leader in marketing non-metallic cable protection products for the telecommunications market," said John B. Schulze, Chairman, President and Chief Executive Officer. "The purchase of Pyramid's manufacturing capabilities in high-density polyethylene (HDPE) extrusion is a significant step in advancing our presence in this fast-growing market." Lamson increased its own manufacturing capacity for HDPE conduit earlier this year and is considering further expansion opportunities.

         He added, "Pyramid's conduit business is expected to reach approximately $50 million in sales in 2000, which is up 16 percent over its 1999 sales. This purchase will have an immediate favorable impact upon Lamson & Sessions net sales growth, without diluting our earnings per share."

                                    - more -

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[LAMSON & SESSIONS LOGO]

         Pyramid's business is predominantly the manufacture of HDPE conduit used to protect fiber optic cable. In 1999, Pyramid reported sales of $43 million and employs approximately 300 associates in its five facilities located in Pennsylvania, Arkansas and Florida.

         Schulze noted that one of Lamson's strategic goals is to become a stronger supplier in the telecommunications infrastructure market. Lamson's telecom market products include cable management systems for the installation and protection of fiber optic cable.

         Lamson & Sessions, with sales of approximately $300 million in 1999, is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. The Company employs approximately 980 associates.

         This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of polyvinyl chloride resin pricing, (ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) maintaining a stable level of housing starts, consumer confidence and general construction trends, and (iv) a reversal in the country's general pattern of economic improvement affecting the markets for the Company's products. For additional information, please visit our Web site at: www.lamson-sessions.com.

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FOR FURTHER INFORMATION, PLEASE CONTACT:
James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557